As filed with the Securities and Exchange Commission on March 24, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

JABIL CIRCUIT, INC.
(Exact name of registrant as specified in its charter)

Delaware	38-1886260
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

10560 Dr. Martin Luther King, Jr. Street North
St. Petersburg, Florida	33716
(Address of Principal Executive Office)	(Zip Code)
JABIL CIRCUIT, INC.
2002 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Robert L. Paver, Esq.
Secretary and General Counsel
Jabil Circuit, Inc.
10560 Dr. Martin Luther King, Jr. Street North
St. Petersburg, Florida 33716
(Name and address of agent for service)
(727) 577-9749
(Telephone number, including area code, of agent for service)
Copies of all communications to:
Chester E. Bacheller, Esq.
Holland & Knight LLP
100 North Tampa Street, Suite 4100
Tampa, Florida 33602
Phone: (813) 227-6431
Fax: (813) 229-0134
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of	Amount	Maximum	maximum	Amount of
Securities	to be	offering price	aggregate	registration
to be registered	Registered(2)	per unit(3)	offering price(3)	fee(3)
Common Stock, par value $0.001 per share reserved under 2002 Employee Stock Purchase Plan(1)	2,000,000	$37.82	$75,640,000	$8,093.48

(1)Including preferred stock purchase rights issued under the Registrant’s Stockholder Rights Plan, dated October 19, 2001.
(2)The provisions of Rule 416 under the Securities Act of 1933 shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends or similar transactions.
(3)Estimated solely for the purpose of calculating the registration fee. The fee is calculated upon the basis of the average between the high and low sales prices for shares of common stock of the Registrant as reported on the New York Stock Exchange on March 17, 2006.

INCORPORATION OF CONTENTS OF PRIOR REGISTRATION STATEMENT
PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 8. Exhibits
SIGNATURES
POWER OF ATTORNEY
INDEX OF EXHIBITS
Ex-4.1 Jabil Circuit 2002 Employee Stock Purchase Plan, as amended
Ex-4.2 Schedule to the Jabil Circuit 2002 Employee Purchase Plan
Ex-5.1 Holland & Knight Opinion
Ex-23.2 Consent of Accounting Firm

INCORPORATION OF CONTENTS OF PRIOR REGISTRATION STATEMENT
          Pursuant to Instruction E to Form S-8, the contents of the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on August 16, 2002 (File No. 333-98291) relating to the registration of 2,000,000 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), authorized for issuance pursuant to the Jabil Circuit, Inc. 2002 Employee Stock Purchase Plan (the “Plan”), are incorporated by reference in their entirety in this Registration Statement, except as to the items set forth below. This Registration Statement provides for the registration of an additional 2,000,000 shares of the Registrant’s Common Stock to be issued pursuant to the Plan.
PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 8.	Exhibits

4.1	Jabil Circuit, Inc. 2002 Employee Stock Purchase Plan, as amended.

4.2	Schedule to the Jabil Circuit, Inc. 2002 Employee Stock Purchase Plan (India Sub-Plan).

5.1	Opinion of Holland & Knight LLP re legality of the Common Stock.

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (included on signature page).

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant, Jabil Circuit, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on March 24, 2006.

JABIL CIRCUIT, INC.

By:	/s/ Forbes I.J. Alexander

Forbes I.J. Alexander, Chief Financial Officer
POWER OF ATTORNEY
KNOWN TO ALL PERSONS BY THESE PRESENTS, we, the undersigned officers and directors of Jabil Circuit, Inc., hereby severally constitute and appoint Forbes I.J. Alexander and Robert L. Paver, each acting alone as an attorney-in-fact with the full power of substitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or either of their substitute or substitutes, may do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ William D. Morean	Chairman of the Board of Directors	March 24, 2006
William D. Morean

By:	/s/ Thomas A. Sansone	Vice Chairman of the Board of Directors	March 23, 2006
Thomas A. Sansone

By:	/s/ Timothy L. Main	Chief Executive Officer (Principal Executive	March 23, 2006
	Timothy L. Main	Officer)

By:	/s/ Forbes I.J. Alexander	Chief Financial Officer (Principal Financial and	March 21, 2006
	Forbes I.J. Alexander	Accounting Officer)

By:	/s/ Lawrence J. Murphy	Director	March 21, 2006
Lawrence J. Murphy

By:	/s/ Mel S. Lavitt	Director	March 21, 2006
Mel S. Lavitt

By:	/s/ Steven A. Raymund	Director	March 22, 2006
Steven A. Raymund

By:	/s/ Frank A. Newman	Director	March 21, 2006
Frank A. Newman

By:	/s/ Laurence S. Grafstein	Director	March 21, 2006
Laurence S. Grafstein

By:	/s/ Kathleen A. Walters	Director	March 22, 2006
Kathleen A. Walters

INDEX OF EXHIBITS

4.1	Jabil Circuit, Inc. 2002 Employee Stock Purchase Plan, as amended.

4.2	Schedule to the Jabil Circuit, Inc. 2002 Employee Stock Purchase Plan (India Sub-Plan).

5.1	Opinion of Holland & Knight LLP re legality of the Common Stock.

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney of certain officers and directors of the Registrant (included on signature page).